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                                                                     EXHIBIT 5.1


                             ANDREWS & KURTH L.L.P.
                        2170 Buckthorne Place, Suite 150
                           The Woodlands, Texas 77380

                                  July 3, 2001


Board of Directors
Sterling Bancshares, Inc.
2550 North Loop West, Suite 600
Houston, Texas 77092

Gentlemen:

     We have acted as counsel to Sterling Bancshares, Inc., a Texas corporation ("Sterling Bancshares"), in connection with the proposed issuance by Sterling Bancshares of up to 1,760,000 shares (the "Shares") of common stock, par value $1.00 per share, of Sterling Bancshares. The Shares are proposed to be offered to the holders of common stock, par value $1.00 per share, of Lone Star Bancorporation, Inc., a Texas corporation ("Lone Star"), in connection with the merger of Lone Star with and into Sterling Bancorporation, Inc., a wholly-owned subsidiary of Sterling Bancshares, with Sterling Bancorporation, Inc. as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of March 1, 2001, between Sterling Bancshares and Lone Star, as amended by the Amendment to Agreement and Plan of Merger dated as of May 31, 2001, by and among Sterling Bancshares, Lone Star, and Sterling Bancorporation, Inc. (as so amended, the "Merger Agreement"). This opinion is being delivered in connection with Sterling Bancshares' Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended, pursuant to the Merger Agreement.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and certificates of public and corporate officials as we have deemed necessary for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Merger Agreement and certificates and written statements of or from representatives of Sterling Bancshares and others and assume compliance on the part of all parties to the Merger Agreement with their covenants and agreements contained therein.

     Based upon and subject to the foregoing and subject also to the further comments and limitations set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Sterling Bancshares to the
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Board of Directors
Sterling Bancshares, Inc.
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shareholders of Lone Star as described in the Merger Agreement have been duly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is limited in all respects to the laws of the State of Texas.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                             Very truly yours,


                                             /s/ ANDREWS & KURTH L.L.P.

                                             ANDREWS & KURTH L.L.P.